Exhibit 99.2

RICHMOND BROTHERS, INC. 3568 Wildwood Avenue Jackson, Michigan 49202

February 27, 2018

Re: Rockwell Medical, Inc.

Dear Lisa:

Thank you for agreeing to serve as a nominee for election to the Board of Directors of Rockwell Medical, Inc. (the “Company”) in connection with the proxy solicitation that Richmond Brothers, Inc. (“Richmond Brothers”) and certain of its affiliates are considering undertaking to nominate and elect directors at the Company’s 2018 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Richmond Brothers Solicitation”). Your outstanding qualifications, we believe, will prove a valuable asset to the Company and all of its shareholders. This letter (“Agreement”) will set forth the terms of our agreement.

Richmond Brothers agrees to indemnify and hold you harmless against any and all claims of any nature, whenever brought, arising from the Richmond Brothers Solicitation and any related transactions, irrespective of the outcome; provided, however, that you will not be entitled to indemnification for claims arising from your gross negligence, willful misconduct, intentional and material violations of law, criminal actions or material breach of the terms of this Agreement; provided further, that upon your becoming a director of the Company, this indemnification shall not apply to any claims made against you in your capacity as a director of the Company. This indemnification will include any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees, and any and all reasonable costs and expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, any civil, criminal, administrative or arbitration action, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation asserted against, resulting, imposed upon, or incurred or suffered by you, directly or indirectly, as a result of or arising from the Richmond Brothers Solicitation and any related transactions (each, a “Loss”).

In the event of a claim against you pursuant to the prior paragraph or the occurrence of a Loss, you shall give Richmond Brothers prompt written notice of such claim or Loss (provided that failure to promptly notify Richmond Brothers shall not relieve us from any liability which we may have on account of this Agreement, except to the extent we shall have been materially prejudiced by such failure). Upon receipt of such written notice, Richmond Brothers will provide you with counsel to represent you. Such counsel shall be reasonably acceptable to you. In addition, you will be reimbursed promptly for all Losses suffered by you and as incurred as provided herein. Richmond Brothers may not enter into any settlement of loss or claim without your consent unless such settlement includes a release of you from any and all liability in respect of such claim.

You hereby agree to keep confidential and not disclose to any party, without the consent of Richmond Brothers, any confidential, proprietary or non-public information (collectively, “Information”) of Richmond Brothers, its affiliates or any members of any group formed by Richmond Brothers pursuant to Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (“Schedule 13D Group”) which you have heretofore obtained or may obtain in connection with your service as a nominee hereunder. Notwithstanding the foregoing, Information shall not include any information that is publicly disclosed by Richmond Brothers, its affiliates or any members of any Schedule 13D Group or any information that you can demonstrate is now, or hereafter becomes, through no act or failure to act on your part, otherwise generally known to the public.

Notwithstanding the foregoing, if you are required by applicable law, rule, regulation or legal process to disclose any Information you may do so provided that you first promptly notify Richmond Brothers so that Richmond Brothers may seek a protective order or other appropriate remedy or, in Richmond Brothers’ sole discretion, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained or Richmond Brothers does not waive compliance with the terms of this Agreement, you may consult with counsel at the cost of Richmond Brothers and you may furnish only that portion of the Information which you are advised by counsel is legally required to be so disclosed and you will request that the party(ies) receiving such Information maintain it as confidential.

All Information, all copies thereof, and any studies, notes, records, analysis, compilations or other documents prepared by you containing such Information, shall be and remain the property of Richmond Brothers and, upon the request of a representative of Richmond Brothers, all such information shall be returned or, at Richmond Brothers’ option, destroyed by you, with such destruction confirmed by you to Richmond Brothers in writing.

This Agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof.

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If you agree to the foregoing terms, please sign below to indicate your acceptance.

Very truly yours,

RICHMOND BROTHERS, INC.

By:	/s/ David S. Richmond
Name:	David S. Richmond
Title:	Chairman

ACCEPTED AND AGREED:

/s/ LISA COLLERAN

LISA COLLERAN

RICHMOND BROTHERS, INC. 3568 Wildwood Avenue Jackson, Michigan 49202

February 27, 2018

Re: Rockwell Medical, Inc.

Dear Ben:

Thank you for agreeing to serve as a nominee for election to the Board of Directors of Rockwell Medical, Inc. (the “Company”) in connection with the proxy solicitation that Richmond Brothers, Inc. (“Richmond Brothers” or “we”) and certain of its affiliates are considering undertaking to nominate and elect directors at the Company’s 2018 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Richmond Brothers Solicitation”). Your outstanding qualifications, we believe, will prove a valuable asset to the Company and all of its shareholders. This letter (“Agreement”) will set forth the terms of our agreement.

You have completed a questionnaire in which you provided Richmond Brothers with information necessary for us to make appropriate disclosures in certain materials, including, but not limited to, filings made with U.S. Securities and Exchange Commission, materials provided to the Company and other public disclosures. Richmond Brothers hereby agrees that the disclosures made with respect to you shall be consistent with the information that you have provided to Richmond Brothers or its representatives for use in making such disclosures and shall not include additional information with respect to you without your prior consent. For the avoidance of doubt, each of the parties to this Agreement acknowledges that you are not assuming any duties or obligations to Richmond Brothers or any of its affiliates as a result of this Agreement, other than those expressly set forth herein. The parties acknowledge and agree that you are not an employee or an agent or otherwise a representative of Richmond Brothers or any of its affiliates, that you are independent of, and not controlled by or acting at the direction of, Richmond Brothers or any of its affiliates. Each of the parties to this Agreement also acknowledges that, should you be appointed or elected as a director of the Company, your activities and decisions as a director will be governed by applicable law and will be subject to your fiduciary duties, as applicable, to the Company and its stockholders and you will in no way be controlled by or acting at the direction of Richmond Brothers or any of its affiliates and that, as a result, there is, and can be, no agreement between you and Richmond Brothers that governs the decisions which you will make as a director of the Company. You shall have no authority to act as an agent of Richmond Brothers or any of its affiliates and you shall not represent the contrary to any person. In addition, we acknowledge and agree that notwithstanding your consent to be nominated and serve if elected, you have no obligation to take any affirmative action as a director of the Company until the Company acknowledges the validity of your election or appointment.

Richmond Brothers agrees to indemnify and hold you harmless, to the fullest extent permitted by law, against any and all Losses (as hereinafter defined) of any nature, whenever brought, incurred by or on your behalf in connection with any Proceeding (as hereinafter defined), irrespective of the outcome; provided, however, that you will not be entitled to indemnification for claims arising from your gross negligence, willful misconduct, intentional and material violations of law, criminal actions or material breach of the terms of this Agreement; provided further, that upon your becoming a director of the Company (either by agreement and acknowledgement of the Company or a final non-appealable determination by the independent inspector of election), this indemnification shall not apply to any claims made against you in your capacity as a director of the Company. This indemnification will include any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees and expert’s fees, and any and all reasonable costs and expenses incurred in investigating, preparing or defending against any litigation, being or preparing to be a witness in, or responding to, or objecting to, a request to provide discovery in, or otherwise participating in, any commenced or threatened, civil, criminal, administrative or arbitration action, or any claim whatsoever, including any appeal thereof, and any and all amounts paid in settlement of any claim or litigation asserted against, resulting, imposed upon, or incurred or suffered by you, directly or indirectly, as a result of or arising from any Proceeding (each, a “Loss” and collectively “Losses”). As used herein, “Proceeding” includes, at any time, any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other proceeding and whether civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) in nature, in which you were, are, will be, or were threatened to be involved as a party or otherwise, in any way related to, or arising from, or connected with, or by reason of the fact of, or any actions or inactions taken by you at the request of Richmond Brothers in connection with, your nomination to the Board of Directors of the Company or the Richmond Brothers Solicitation or any related transactions.

In the event of a claim against you pursuant to the prior paragraph or the occurrence of a Loss, you shall give Richmond Brothers prompt written notice of such claim or Loss (provided that failure to promptly notify Richmond Brothers shall not relieve us from any liability which we may have on account of this Agreement, unless and only to the extent we shall have been materially and adversely prejudiced by such failure). Upon receipt of such written notice, Richmond Brothers will provide you with counsel, reasonably acceptable to you, to represent you. In addition, you will be reimbursed promptly for all Losses suffered by you and as incurred as provided herein. Richmond Brothers may not enter into any settlement of loss or claim without your consent unless such settlement includes a release of you from any and all liability in respect of such claim and does not impose any admission of guilt or monetary obligation or any restriction on you, including, without limitation, any injunction or other equitable relief. Notwithstanding anything to the contrary set forth in this Agreement, except as provided in the following sentence, Richmond Brothers shall not be responsible for any fees, costs or expenses of separate legal counsel retained by you without Richmond Brothers’ prior written approval, which shall not be unreasonably withheld. Notwithstanding the foregoing, you shall be entitled to retain separate counsel (x) if the representation of you and any member of the Schedule 13D Group (as hereinafter defined) by the same counsel would, in the reasonable opinion of that counsel, constitute a conflict of interest, or if such counsel does not, within fifteen (15) business days after receipt of your request therefor, deliver to you a letter affirming its opinion that representation of you and other members of the Schedule 13D Group does not, and is not reasonably likely to, constitute a conflict of interest, or (y) Richmond Brothers has not, in fact, employed counsel or otherwise actively pursued the defense of such Proceeding within a reasonable time. In such instance, you shall be entitled to advancement or reimbursement, at your election, of the fees, costs and expenses of such separate legal counsel. In addition, you agree not to enter into any settlement of Loss or claim without the written consent of Richmond Brothers, which consent will not be unreasonably withheld.

In the event that advancement of expenses or Losses is not made within fifteen (15) business days after receipt of your request therefor following a determination that you are entitled to such advancement in accordance with the preceding paragraph, or payment of indemnification is not made within ten (10) business days after receipt by Richmond Brothers of a written request therefor, you shall be entitled to an adjudication in an appropriate court located in the State of New York of your entitlement to such indemnification or advancement.

You hereby agree to keep confidential and not disclose to any party, without the consent of Richmond Brothers, any confidential, proprietary or non-public information (collectively, “Information”) with respect to Richmond Brothers, its affiliates or any members of any group formed by Richmond Brothers pursuant to Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (“Schedule 13D Group”) which you have heretofore obtained or may obtain in connection with your service as a nominee hereunder. Notwithstanding the foregoing, Information shall not include any information that is publicly disclosed by Richmond Brothers, its affiliates or any members of any Schedule 13D Group or any information that you can demonstrate is now, or hereafter becomes, through no act or failure to act on your part, otherwise generally known to the public. In the event you become a director of the Company, beginning on such date, the confidentially obligations set forth herein shall not apply to Information that directly relates in any manner to the business and affairs of the Company.

Notwithstanding the foregoing, if you are required by applicable law, rule, regulation or legal process to disclose any Information you may do so provided that, if permitted by applicable law, rule, regulation or legal process, you first promptly notify Richmond Brothers so that Richmond Brothers may seek a protective order or other appropriate remedy or, in Richmond Brothers’ sole discretion, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained or Richmond Brothers does not waive compliance with the terms of this Agreement, you may consult with counsel at the cost of Richmond Brothers and you may furnish only that portion of the Information which you are advised by counsel is legally required to be so disclosed and you will request that the party(ies) receiving such Information maintain it as confidential.

All Information, all copies thereof, and any studies, notes, records, analysis, compilations or other documents prepared by you containing such Information, shall be and remain the property of Richmond Brothers and, upon the request of a representative of Richmond Brothers, all such information (other than electronic copies which cannot be deleted by commercially reasonable methods available free of charge to an average computer user) shall be returned or, at Richmond Brothers’ option, destroyed by you, with such destruction confirmed by you to Richmond Brothers in writing.

The failure of a party to insist upon strict adherence to any term contained herein shall not be deemed to be a waiver of such party’s rights thereafter to insist upon strict adherence to that term or to any other term contained herein. In the event that any one or more provisions of this Agreement are deemed to be invalid, illegal or unenforceable by a court of competent jurisdiction, then such provision(s) shall be deemed severed to the least extent possible without affecting the validity, legality and enforceability of the remainder of this Agreement. This Agreement, together with the Joint Filing And Solicitation Agreement, sets forth the entire agreement between Richmond Brothers and you as to the subject matter contained herein. This Agreement cannot be amended, modified or terminated except by a writing executed by Richmond Brothers and you. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, representatives, successors and assigns and may be executed in counterparts and delivered by electronic signatures.

This Agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of, or relating to, this Agreement shall be brought in federal or state court located in the Southern District of New York, and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes thereof, and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.

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If you agree to the foregoing terms, please sign below to indicate your acceptance.

Very truly yours,

RICHMOND BROTHERS, INC.

By:	/s/ David S. Richmond
Name:	David S. Richmond
Title:	Chairman

ACCEPTED AND AGREED:

/s/ BENJAMIN WOLIN

BENJAMIN WOLIN